                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                            New York, NY 10017-2630
                                            www.travelers.com
NYSE: TRV

Travelers Reports Strong First Quarter 2021 Net Income per Diluted Share of $2.87, up 23%,
and Return on Equity of 10.2%

First Quarter 2021 Core Income per Diluted Share of $2.73, up 4%, and Core Return on Equity of 11.1%

Board of Directors Declares 4% Increase in the Company's Regular Quarterly Cash Dividend to $0.88 per Share and Authorizes an Additional $5.0 Billion of Share Repurchases

•First quarter net income of $733 million and core income of $699 million.
•Consolidated combined ratio of 96.6%; underlying combined ratio improved 1.8 points to a very strong 89.5%.
•Catastrophe losses of $835 million pre-tax compared to $333 million pre-tax in the prior year quarter.
•Net written premiums of $7.505 billion, up 2% compared to the prior year quarter.
•Strong renewal premium change in all three segments.
•Total capital returned to shareholders of $613 million, including $397 million of share repurchases.
•Book value per share of $112.42, up 13% from March 31, 2020; adjusted book value per share of $101.21, up 9% from March 31, 2020.

New York, April 20, 2021 — The Travelers Companies, Inc. today reported net income of $733 million, or $2.87 per diluted share, for the quarter ended March 31, 2021, compared to $600 million, or $2.33 per diluted share, in the prior year quarter. Core income in the current quarter was $699 million, or $2.73 per diluted share, compared to $676 million, or $2.62 per diluted share, in the prior year quarter. Core income increased primarily due to higher net favorable prior year reserve development, a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses) and higher net investment income, partially offset by higher catastrophe losses. Net realized investment gains in the current quarter were $44 million pre-tax ($34 million after-tax), compared to net realized investment losses of $98 million pre-tax ($76 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended March 31,
	2021	2020	Change
Net written premiums	$7,505	$7,346	2%

Total revenues	$8,313	$7,908	5
Net income	$733	$600	22
per diluted share	$2.87	$2.33	23
Core income	$699	$676	3
per diluted share	$2.73	$2.62	4
Diluted weighted average shares outstanding	254.1	255.9	(1)
Combined ratio	96.6%	95.5%	1.1	pts
Underlying combined ratio	89.5%	91.3%	(1.8)	pts
Return on equity	10.2%	9.4%	0.8	pts
Core return on equity	11.1%	11.5%	(0.4)	pts

	As of
	March 31, 2021	December 31, 2020	Change
Book value per share	$112.42	$115.68	(3)%
Adjusted book value per share	101.21	99.54	2%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data. .

“We are very pleased to report first quarter core income of $699 million, or $2.73 per diluted share, both up from the prior year quarter despite our highest-ever level of first quarter catastrophe losses,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Higher core income resulted from very strong underlying underwriting income, as well as higher levels of favorable prior year reserve development and net investment income, which together more than offset the record level of catastrophe losses. Underlying underwriting income was meaningfully higher than in the prior year quarter, driven by higher net earned premiums and an underlying combined ratio which improved to an excellent 89.5%. The underlying underwriting result was strong in each of our three segments. In Business Insurance, the underlying combined ratio improved by more than 3 points. Bond and Specialty Insurance and Personal Insurance both benefited from higher earned premiums and continued strong margins. Our high-quality investment portfolio performed well, generating net investment income of $590 million after-tax.

“These results, along with our strong balance sheet, enabled us to return $613 million of excess capital to our shareholders this quarter, including $397 million of share repurchases. In recognition of our strong financial position and confidence in our business, I am pleased to share that our Board of Directors declared a 4% increase in our quarterly cash dividend to $0.88 per share, marking 17 consecutive years of dividend increases with a compound annual growth rate of 9% over that period. The Board also authorized an additional $5 billion of share repurchases.

“For the quarter, net written premiums grew 2%, driven by continued strong renewal premium change and retention in each of our three segments. In Business Insurance, renewal premium change increased to 9.2%, its highest level since 2013, while retention remained strong. In Bond & Specialty Insurance, net written premiums increased by 9%, driven by renewal premium change of 10.8% in our management liability business, while retention remained strong. In Personal Insurance, net written premiums increased by 7%, driven by strong renewal premium change of 7.7% in our Homeowners business and strong retention and new business in both Auto and Homeowners.

“The strength of our underwriting and investment expertise enabled us to deliver strong profitability, notwithstanding the severe winter weather. As a result, we are off to a terrific start to the year. We are particularly pleased with the strong underlying fundamentals in all three of our business segments. Our proven strategy, strong track record of execution, leading analytics and talent advantage give us confidence that we are well positioned to capitalize on opportunities as the economy recovers and to continue to create meaningful shareholder value over time.”

Consolidated Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change
Underwriting gain:	$217		$288		$(71)
Underwriting gain includes:
Net favorable prior year reserve development	317		27		290
Catastrophes, net of reinsurance	(835)		(333)		(502)
Net investment income	701		611		90
Other income (expense), including interest expense	(71)		(81)		10
Core income before income taxes	847		818		29
Income tax expense	148		142		6
Core income	699		676		23
Net realized investment gains (losses) after income taxes	34		(76)		110
Net income	$733		$600		$133

Combined ratio	96.6%		95.5%		1.1	pts
Impact on combined ratio
Net favorable prior year reserve development	(4.2)	pts	(0.4)	pts	(3.8)	pts
Catastrophes, net of reinsurance	11.3	pts	4.6	pts	6.7	pts
Underlying combined ratio	89.5%		91.3%		(1.8)	pts

Net written premiums
Business Insurance	$4,125		$4,190		(2)%
Bond & Specialty Insurance	723		663		9
Personal Insurance	2,657		2,493		7
Total	$7,505		$7,346		2%

First Quarter 2021 Results
(All comparisons vs. first quarter 2020, unless noted otherwise)

Net income of $733 million increased $133 million due to higher core income and net realized investment gains in the current quarter, compared with net realized investment losses in the prior year quarter. Core income of $699 million increased $23 million, primarily due to higher net favorable prior year reserve development, a higher underlying underwriting gain and higher net investment income, partially offset by higher catastrophe losses. The underlying underwriting gain was driven by higher business volumes and a lower underlying combined ratio. Net realized investment gains were $44 million pre-tax ($34 million after-tax), compared to net realized investment losses of $98 million pre-tax ($76 million after-tax) in the prior year quarter. Net realized investment losses in the prior year quarter were driven by the mark-to-market impact on the Company's equity investments caused by disruption in global financial markets.

Combined ratio:

•The combined ratio of 96.6% increased 1.1 points due to higher catastrophe losses (6.7 points), partially offset by higher net favorable prior year reserve development (3.8 points) and a lower underlying combined ratio (1.8 points).

•The underlying combined ratio of 89.5% improved 1.8 points. See below for further details by segment.

•Net favorable prior year reserve development occurred in all segments. See below for further details by segment. Catastrophe losses primarily resulted from winter storms and wind storms in several regions of the United States.

Net investment income of $701 million pre-tax ($590 million after-tax) increased 15%. Income from the non-fixed income investment portfolio increased over the prior year quarter, primarily due to higher private equity partnership returns. Income from the fixed income investment portfolio decreased from the prior year quarter, primarily due to lower interest rates, partially offset by a higher average level of fixed maturity investments.

Net written premiums of $7.505 billion increased 2%. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $28.269 billion decreased 3% from year-end 2020, driven by lower net unrealized investment gains resulting from higher interest rates, common share repurchases and dividends to shareholders, partially offset by net income of $733 million. Net unrealized investment gains included in shareholders’ equity were $3.579 billion pre-tax ($2.817 billion after-tax), compared to $5.175 billion pre-tax ($4.074 billion after-tax) at year-end 2020. Book value per share of $112.42 increased 13% from March 31, 2020, and decreased 3% from year-end 2020. Adjusted book value per share of $101.21, which excludes net unrealized investment gains, increased 9% from March 31, 2020, and 2% from year-end 2020.

The Company repurchased 2.7 million shares during the first quarter at an average price of $147.71 per share for a total of $397 million. At the end of the quarter, statutory capital and surplus was $22.403 billion, and the ratio of debt-to-capital was 18.8%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 20.5%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $0.88 per share, an increase of 4%. The dividend is payable on June 30, 2021, to shareholders of record at the close of business on June 10, 2021. The Board of Directors also authorized an additional $5.0 billion of share repurchases. This amount is in addition to the $805 million that remained from previous authorizations as of March 31, 2021. This authorization does not have a stated expiration date. The timing and actual number of shares to be repurchased will depend on a variety of factors, including the factors described below in the Forward-Looking Statement section.

Business Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change
Underwriting loss:	$(144)		$(99)		$(45)
Underwriting loss includes:
Net favorable prior year reserve development	134		5		129
Catastrophes, net of reinsurance	(506)		(195)		(311)
Net investment income	523		453		70
Other income (expense)	(7)		(16)		9
Segment income before income taxes	372		338		34
Income tax expense	55		49		6
Segment income	$317		$289		$28

Combined ratio	103.5%		102.2%		1.3	pts
Impact on combined ratio
Net favorable prior year reserve development	(3.5)	pts	(0.1)	pts	(3.4)	pts
Catastrophes, net of reinsurance	13.3	pts	5.0	pts	8.3	pts
Underlying combined ratio	93.7%		97.3%		(3.6)	pts

Net written premiums by market
Domestic
Select Accounts	$729		$799		(9)%
Middle Market	2,384		2,408		(1)
National Accounts	290		301		(4)
National Property and Other	445		428		4
Total Domestic	3,848		3,936		(2)
International	277		254		9
Total	$4,125		$4,190		(2)%

First Quarter 2021 Results
(All comparisons vs. first quarter 2020, unless noted otherwise)

Segment income for Business Insurance was $317 million after-tax, an increase of $28 million. Segment income increased primarily due to a higher underlying underwriting gain, higher net favorable prior year reserve development and higher net investment income, partially offset by higher catastrophe losses.

Combined ratio:

•The combined ratio of 103.5% increased 1.3 points due to higher catastrophe losses (8.3 points), partially offset by a lower underlying combined ratio (3.6 points) and higher net favorable prior year reserve development (3.4 points).

•The underlying combined ratio of 93.7% improved by 3.6 points, primarily reflecting earned pricing that exceeded loss cost trends, as well as a net charge related to COVID-19 and related economic conditions in the prior year quarter.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the workers' compensation product line for multiple accident years, partially offset by an increase to environmental reserves.

Net written premiums of $4.125 billion decreased 2%. The benefits of continued strong retention and higher renewal rate change were more than offset primarily by lower net written premiums in the workers' compensation product line due to the impact of COVID-19 and related economic conditions on payrolls.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change
Underwriting gain:	$107		$92		$15
Underwriting gain includes:
Net favorable prior year reserve development	15		—		15
Catastrophes, net of reinsurance	(24)		(1)		(23)
Net investment income	59		55		4
Other income	3		4		(1)
Segment income before income taxes	169		151		18
Income tax expense	32		29		3
Segment income	$137		$122		$15

Combined ratio	85.2%		85.9%		(0.7)	pts
Impact on combined ratio
Net favorable prior year reserve development	(2.1)	pts	—	pts	(2.1)	pts
Catastrophes, net of reinsurance	3.1	pts	0.2	pts	2.9	pts
Underlying combined ratio	84.2%		85.7%		(1.5)	pts

Net written premiums
Domestic
Management Liability	$444		$401		11%
Surety	200		215		(7)
Total Domestic	644		616		5
International	79		47		68
Total	$723		$663		9%

First Quarter 2021 Results
(All comparisons vs. first quarter 2020, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $137 million after-tax, an increase of $15 million. Segment income increased primarily due to a higher underlying underwriting gain and net favorable prior year reserve development, partially offset by higher catastrophe losses. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 85.2% improved 0.7 points due to higher net favorable prior year reserve development (2.1 points) and a lower underlying combined ratio (1.5 points), partially offset by higher catastrophe losses (2.9 points).

•The underlying combined ratio of 84.2% improved 1.5 points, primarily reflecting earned pricing that exceeded loss cost trends and a lower expense ratio resulting primarily from higher premium volumes, partially offset by other loss activity, including the impact of COVID-19 and related economic conditions.

•Net favorable prior year reserve development was driven by better than expected loss experience in the surety product line for multiple accident years.

Net written premiums of $723 million increased 9%, reflecting continued strong retention and increased levels of renewal premium change in management liability.

Personal Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2021		2020		Change
Underwriting gain:	$254		$295		$(41)
Underwriting gain includes:
Net favorable prior year reserve development	168		22		146
Catastrophes, net of reinsurance	(305)		(137)		(168)
Net investment income	119		103		16
Other income	21		22		(1)
Segment income before income taxes	394		420		(26)
Income tax expense	80		84		(4)
Segment income	$314		$336		$(22)

Combined ratio	90.3%		88.2%		2.1	pts
Impact on combined ratio
Net favorable prior year reserve development	(5.9)	pts	(0.8)	pts	(5.1)	pts
Catastrophes, net of reinsurance	10.8	pts	5.0	pts	5.8	pts
Underlying combined ratio	85.4%		84.0%		1.4	pts

Net written premiums
Domestic
Automobile	$1,375		$1,333		3%
Homeowners and Other	1,144		1,017		12
Total Domestic	2,519		2,350		7
International	138		143		(3)
Total	$2,657		$2,493		7%

First Quarter 2021 Results
(All comparisons vs. first quarter 2020, unless noted otherwise)

Segment income for Personal Insurance was $314 million after-tax, a decrease of $22 million. Segment income decreased primarily due to higher catastrophe losses and a lower underlying underwriting gain, partially offset by higher net favorable prior year reserve development and higher net investment income. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 90.3% increased 2.1 points due to higher catastrophe losses (5.8 points) and a higher underlying combined ratio (1.4 points), partially offset by higher net favorable prior year reserve development (5.1 points).

•The underlying combined ratio of 85.4% increased 1.4 points, driven by higher losses in the homeowners and other product line primarily attributable to a comparison to a low level of non-catastrophe weather-related losses in the prior year quarter, partially offset by lower losses in the automobile product line due to a decrease in miles driven primarily attributable to COVID-19 and related economic conditions.

•Net favorable prior year reserve development was driven by better than expected loss experience in domestic operations in both the homeowners and other and automobile product lines for recent accident years. Included in net favorable prior year reserve development was a subrogation benefit of $62 million from Southern California Edison Company related to the 2018 Woolsey wildfire in California.

Net written premiums of $2.657 billion increased 7%. Domestic Automobile net written premiums increased 3%, driven by strong retention and higher levels of new business. Domestic Homeowners and Other net written premiums increased 12%, driven by strong retention, renewal premium change of 8% and higher levels of new business.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, April 20, 2021. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.844.895.1976 within the United States and 1.647.689.5389 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at http://investor.travelers.com and by telephone for 30 days by dialing 800.585.8367 within the United States or 416.621.4642 outside the United States. All callers should use conference ID 4055419.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $32 billion in 2020. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance and insurance-related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
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Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of COVID-19 and related economic conditions;
•the impact of legislative or regulatory actions or court decisions taken in response to COVID-19 or otherwise;
•share repurchase plans;
•future pension plan contributions;

•the sufficiency of the Company’s asbestos and other reserves;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses;
•the impact of investment, economic and underwriting market conditions;
•strategic and operational initiatives to improve profitability and competitiveness;
•the Company’s competitive advantages;
•new product offerings;
•the impact of new or potential trade regulations imposed by the United States or other nations; and
•the impact of developments in the tort environment.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks

•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, or the estimated level of claims and claim adjustment expense reserves may increase, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments;
•the Company’s potential exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks

•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks

•the impact of COVID-19 and related risks, including with respect to revenues, claims and claim adjustment expenses, general and administrative expenses, investments, inflation, adverse legislative and/or regulatory action, operational disruptions and heightened cyber security risks and foreign currency exchange rate changes;
•the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•the Company is subject to additional risks associated with its business outside the United States; and
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products.

Technology and Intellectual Property Risks

•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology;
•the Company may experience difficulties with technology, data and network security or outsourcing relationships; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.

Regulatory and Compliance Risks

•changes in regulation, including higher tax rates; and
•the Company's compliance controls may not be effective.

In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors, including the ongoing level of uncertainty related to COVID-19.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on April 20, 2021, and in our most recent annual report on Form 10-K filed with the SEC on February 11, 2021, in each case as updated by our periodic filings with the SEC.

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GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended March 31,
($ in millions, after-tax)	2021	2020
Net income	$733	$600
Less: Net realized investment (gains) losses	(34)	76
Core income	$699	$676

	Three Months Ended March 31,
($ in millions, pre-tax)	2021	2020
Net income	$891	$720
Less: Net realized investment (gains) losses	(44)	98
Core income	$847	$818

	Twelve Months Ended December 31,
($ in millions, after-tax)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Net income	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,697	2,622	2,523	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains) losses	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	—	—	—	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,686	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
 (1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended March 31,
	2021	2020
Basic income per share
Net income	$2.89	$2.34
Adjustments:
Net realized investment (gains) losses, after-tax	(0.14)	0.30
Core income	$2.75	$2.64
Diluted income per share
Net income	$2.87	$2.33
Adjustments:
Net realized investment (gains) losses, after-tax	(0.14)	0.29
Core income	$2.73	$2.62

Reconciliation of Segment Income to Total Core Income

	Three Months Ended March 31,
($ in millions, after-tax)	2021	2020
Business Insurance	$317	$289
Bond & Specialty Insurance	137	122
Personal Insurance	314	336
Total segment income	768	747
Interest Expense and Other	(69)	(71)
Total core income	$699	$676

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of March 31,
($ in millions)	2021	2020
Shareholders’ equity	$28,269	$25,204
Adjustments:
Net unrealized investment gains, net of tax, included in shareholders’ equity	(2,817)	(1,785)
Net realized investment (gains) losses, net of tax	(34)	76
Adjusted shareholders’ equity	$25,418	$23,495

	As of December 31,
($ in millions)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$29,201	$25,943	$22,894	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	(4,074)	(2,246)	113	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains) losses, net of tax	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment	—	—	—	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$25,116	$23,612	$22,914	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’

equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended March 31,
($ in millions, after-tax)	2021	2020
Annualized net income	$2,934	$2,398
Average shareholders’ equity	28,735	25,574
Return on equity	10.2%	9.4%
Annualized core income	$2,796	$2,702
Adjusted average shareholders’ equity	25,272	23,596
Core return on equity	11.1%	11.5%

Average annual core return on equity over a period is the ratio of: (a) the sum of core income less preferred dividends for the periods presented to (b) the sum of: (1) the sum of the adjusted average shareholders’ equity for all full years in the period presented and (2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Core Return on Equity

	Three Months Ended March 31,
($ in millions)	2021	2020
Core income	$699	$676
Annualized core income	2,796	2,702
Adjusted average shareholders’ equity	25,272	23,596
Core return on equity	11.1%	11.5%

	Twelve Months Ended December 31,
($ in millions)	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Core income, less preferred dividends	$2,686	$2,537	$2,430	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,790	23,335	22,814	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	11.3%	10.9%	10.7%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the

United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2021 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended March 31,
($ in millions, after-tax except as noted)	2021	2020
Pre-tax underwriting gain excluding the impact of catastrophes and net prior year loss reserve development	$735	$594
Pre-tax impact of catastrophes	(835)	(333)
Pre-tax impact of net favorable prior year loss reserve development	317	27
Pre-tax underwriting gain	217	288
Income tax expense on underwriting results	51	68
Underwriting gain	166	220
Net investment income	590	519
Other income (expense), including interest expense	(57)	(63)
Core income	699	676
Net realized investment gains (losses)	34	(76)
Net income	$733	$600

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended March 31,
($ in millions, pre-tax)	2021	2020
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,970	$4,789
Less:
Policyholder dividends	11	12
Allocated fee income	38	41
Loss ratio numerator	$4,921	$4,736
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,207	$1,178
General and administrative expenses (G&A)	1,163	1,137
Less:
Non-insurance G&A	70	55
Allocated fee income	63	67
Billing and policy fees and other	27	28
Expense ratio numerator	$2,210	$2,165
Earned premium	$7,386	$7,229
Combined ratio (1)
Loss and loss adjustment expense ratio	66.7%	65.5%
Underwriting expense ratio	29.9%	30.0%
Combined ratio	96.6%	95.5%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains, Net of Tax

	As of
($ in millions, except per share amounts)	March 31, 2021	December 31, 2020	March 31, 2020
Shareholders’ equity	$28,269	$29,201	$25,204
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	2,817	4,074	1,785
Shareholders’ equity, excluding net unrealized investment gains, net of tax, included in shareholders’ equity	25,452	25,127	23,419
Less:
Goodwill	4,017	3,976	3,915
Other intangible assets	318	317	322
Impact of deferred tax on other intangible assets	(63)	(59)	(47)
Tangible shareholders’ equity	$21,180	$20,893	$19,229
Common shares outstanding	251.5	252.4	252.8
Book value per share	$112.42	$115.68	$99.69
Adjusted book value per share	101.21	99.54	92.63
Tangible book value per share	84.23	82.77	76.06

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	March 31, 2021	December 31, 2020
Debt	$6,550	$6,550
Shareholders’ equity	28,269	29,201
Total capitalization	34,819	35,751
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	2,817	4,074
Total capitalization excluding net unrealized gain on investments, net of tax, included in shareholders’ equity	$32,002	$31,677
Debt-to-capital ratio	18.8%	18.3%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax, included in shareholders’ equity	20.5%	20.7%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business

Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 11, 2021, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825